Exhibit 99.1

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag and Seagate Expand Strategic Relationship

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., February 27, 2007 — Komag, Incorporated (Nasdaq: KOMG) and Seagate Technology (NYSE: STX) have expanded their strategic relationship. In addition to the existing media supply agreement, Komag will also provide Seagate with additional aluminum substrates.

“Komag is a key strategic media supplier to Seagate and we are pleased to expand our association with increased volumes of aluminum substrates,” said Bill Watkins, Seagate’s CEO. “We continue to have an excellent relationship with Komag and, we look forward to the expanded relationship.”

“Seagate is a key strategic partner for Komag and we appreciate the expanded opportunity,” said Tim Harris, Komag’s CEO. “Komag is the world’s largest aluminum substrate producer and we believe that our aluminum substrates provide leading edge technology for advanced media applications. With the addition of significant substrate sales to our existing media supply agreement, we are pleased to be growing our overall strategic business relationship with Seagate.”

About Komag

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.